Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR SEPTEMBER 2016

Dallas, Texas, September 6, 2016 – Southwest Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.21635 per unit, payable on September 30, 2016, to unit holders of record on September 16, 2016. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/.

This distribution reflects primarily the oil production for June 2016 and the gas production for May 2016. Preliminary production volumes are approximately 50,694 barrels of oil and 770,090 Mcf of gas. Preliminary prices are approximately $43.53 per barrel of oil and $2.08 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	50,694	770,090	$43.53	$2.08
Prior Month	36,284	482,025	$42.63	$1.86

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of August, approximately $365,000 of revenue received will be posted in the following month of September in addition to normal receipts during September. Since the close of business in August and prior to this press release, approximately $1,980,000 in revenue has been received.

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Contact:	Ron Hooper
SVP, Royalty Trust Services
Southwest Bank
Toll Free (855) 588-7839